EXHIBIT 10.2

November 21, 2016

To the Boards of Directors of ADDENTAX GROUP CORP., a Nevada Corporation

Re: Resignation from Officer and Director Positions

I, Otmane Tajmouati, hereby resign from the offices of President, Chief Executive Officer, Chief Financial Officer, Chairman, Secretary, and Treasurer effective today, November 21, 2016.

I also resign from the Board of Directors, but such resignation from the Board is not effective until the Company’s Transfer Agent has confirmed that the change in control and all associated share transfers are completed, and I shall remain available to assist, and to provide any such documentation requested by the Transfer Agent until that time.

I confirm that at the time of my resignation no disagreement exists between me and ADDENTAX GROUP CORP.

Sincerely,

/s/ Otmane Tajmouati

Otmane Tajmouati